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                            ADMINISTRATION AGREEMENT


Mercantile-Safe Deposit & Trust Company
Two Hopkins Plaza
Baltimore, MD  21201

Dear Sirs:

     M.S.D. & T. Funds, Inc., a Maryland corporation (the "Company"), herewith confirms its agreement with Mercantile-Safe Deposit & Trust Company ("Administrator") as follows:

     The Company desires to employ its capital by investing and reinvesting the same in investments of the type and in accordance with the limitations specified in its Articles of Incorporation and in its Prospectuses and Statement of Additional Information as from time to time in effect, copies of which have been or will be submitted to Administrator, and in resolutions of the Company's Board of Directors. The Company desires to employ Administrator as the administrator for each of the investment portfolios of the Company identified on Schedule A hereto (the "Funds"). Additional Funds may be added to those covered by this Agreement from time to time by the parties executing a new Schedule A which shall become effective upon its execution and shall supersede any Schedule A having an earlier date. Each class and subclass of shares in each of the Funds are hereinafter called "Shares."

     1.  SERVICES AS ADMINISTRATOR
         -------------------------

     Subject to the direction and control of the Board of Directors of the Company, Administrator will assist in supervising all aspects of the operations of the Funds except those performed by it in its capacity as investment adviser for the Funds under the Investment Advisory Agreement, by the accountant for the Funds under the Fund Accounting Agreement, by the distributor for the Funds under the Distribution Agreement, by the custodian for the Funds under the Custodian Agreement, and by the transfer agent for the Funds under the Transfer Agency Agreement.

     Administrator will maintain office facilities (which may be in the offices of Administrator or a corporate affiliate but shall be in such location as the Company shall reasonably determine); furnish statistical and research data, clerical and bookkeeping services and stationery and office supplies; compile data for, prepare for execution by the Company and file all the Company's federal and state tax returns and required tax filings other than those required to be made by the Company's custodian and transfer agent; assist to the extent requested by the
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Company's counsel with the preparation of its Registration Statements (on
Form N-1A or any replacement therefor), notices of annual or special meetings of Shareholders and proxy materials relating to such meetings; compile data for, and, subject to approval by the Company's Treasurer, prepare and file timely reports to the Company's Shareholders of record and the Securities and Exchange Commission ("SEC") including, but not necessarily limited to, Annual and Semi-Annual Reports to Shareholders, Semi-Annual Reports on Form N-SAR (or any replacement form therefor) and Notices to the SEC required pursuant to Rule 24f-2 under the Investment Company Act of 1940 (the "1940 Act"); keep and maintain pursuant to Rule 31a-1 under the Investment Company Act of 1940 the financial accounts and records of the Funds not maintained pursuant to the Fund Accounting Agreement between the Company and The Winsbury Service Corporation; provide such information to the Company as the parties shall agree upon with respect to regulatory matters, including monitoring regulatory and legislative developments which may affect the Company and assisting in the strategic response to such developments, counseling and assisting the Company in routine regulatory examinations or investigations of the Company, and working closely with outside counsel to the Company in response to any litigation or non-routine regulatory matters; and generally assist in all aspects of the operations of the Funds. In compliance with the requirements of Rule 31a-3 under the 1940 Act, Administrator hereby agrees that all records which it maintains for the Company are the property of the Company and further agrees to surrender promptly to the Company any of such records upon the Company's request. Administrator further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any records it maintains which are required to be maintained by Rule 31a-1 under the 1940 Act. Administrator may delegate some or all of its obligations under this Agreement, but shall remain liable to the Company for the performance thereof.

     2.  FEES AND EXPENSES
         -----------------

     In consideration of services rendered and expenses assumed pursuant to this Agreement, the Administration will be entitled to a fee, computed daily and payable monthly, from each Fund calculated at the annual rate of .125% of the Company's aggregate average daily net assets. The fee allocable to and payable by each Fund shall be the several (and not joint or joint and several) obligation of such Fund.

     For the purpose of determining fee payable to Administrator, the value of the net assets of the Funds shall be computed with the frequency and in the manner described in the Prospectuses for the Funds or Statement of Additional Information as from time to time in effect for the computation of the value of such net

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assets in connection with the determination of the redemption value of the
Shares of the Funds.

     Administrator will from time to time employ or associate with itself such person or persons as Administrator may believe to be particularly fitted to assist it in the performance of this Agreement. If deemed appropriate by Administrator, such person or persons may be officers and employees who are employed by both Administrator and the Company. The compensation of such person or persons shall be paid by Administrator and no obligation may be incurred on behalf of the Company in such respect. Other expenses to be incurred in the operation of the Funds -- including taxes, interest, brokerage fees and commissions, if any, fees of Directors who are not officers, directors, partners, shareholders or employees of Administrator or the investment adviser (if other than the Administrator) or distributor for the Funds, Securities and Exchange Commission fees and state blue sky registration and qualification expenses, advisory and administration fees, costs of performing the pricing of portfolio securities, transfer and dividend disbursing agents' fees, insurance premiums, outside auditing and legal expenses, costs of maintenance of trust existence, typesetting and printing prospectuses for regulatory purposes and for distribution to current Shareholders of the Funds, costs of Shareholders' and Directors' reports and meetings and any extraordinary expenses -- will be borne by the Funds; provided, however, that the Funds will not bear the cost of any
              --------  -------
activity which is primarily intended to result in the distribution of Shares of the Funds.

     3.  PROPRIETARY AND CONFIDENTIAL INFORMATION
         ----------------------------------------

     Administrator agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Company all records and other information relative to the Company and prior, present, or potential Shareholders, and not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Company, which approval shall not be unreasonably withheld and may not be withheld where Administrator may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Company.

     4.  LIABILITY
         ---------

     Administrator shall exercise its best judgment in rendering the services to be provided to each Fund. Each Fund agrees as an inducement to Administrator and to others who may assist it in providing services to the Funds that Administrator and such other persons shall not be liable for any alleged or actual error of judgment, act or omission, or mistake of law or for any alleged

                                      -3-
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or actual loss suffered by such Fund or the Company, and each Fund and the
Company agree to indemnify and hold harmless Administrator and such other persons against and from any claims, liabilities, actions, suits, proceedings, judgments or damages (and expenses as and when incurred in connection therewith, including the reasonable cost of investigating or defending same, including, but not limited to attorneys' fees) arising out of any such alleged or actual error of judgment, act or omission, or mistake of law or loss; provided that nothing herein shall be deemed to protect or purport to protect Administrator or any other such person against any liability to the Company or to its security holders to which Administrator or they would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of duties hereunder, or by reason of reckless disregard of the obligations and duties hereunder.

     5.  TERM
         ----

     Unless sooner terminated, this Agreement shall continue with respect to each Fund until July 20, 1994 and thereafter shall continue automatically for successive 12-month periods, provided such continuance with respect to each Fund is specifically approved at least annually by the Company's Board of Directors or vote of the lesser of (a) 67% of the shares of such Fund represented at a meeting if holders of more than 50% of the outstanding shares of the Fund are present in person or by proxy or (b) more than 50% of the outstanding shares of such Fund, provided that in either event its continuance also is approved by a majority of the Company's Directors who are not "interested persons" (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable at any time with respect to any Fund or all Funds without penalty, on 60 days' notice, by Administrator or by the Company's Board of Directors or by vote of the lesser of (a) 67% of the shares of such Fund represented at a meeting if holders of more than 50% of the outstanding shares of the Fund are present in person or by proxy or (b) more than 50% of the outstanding shares of such Fund. This Agreement will terminate automatically in the event of its assignment (as defined in the 1940 Act).

     6.  HEADINGS
         --------

     Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

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     7.  ASSIGNMENT
         ----------

     This Agreement and the rights and duties hereunder shall not be assignable with respect to a Fund by either of the parties hereto except by the specific written consent of the other party.

     8.  GOVERNING LAW
         -------------

     This Agreement shall be governed by and provisions shall be construed in accordance with the laws of the State of Maryland.

     9.  COUNTERPARTS
         ------------

     This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     If the foregoing is in accordance with your understanding, kindly so indicate by signing and returning to us the enclosed copy hereof, whereupon it shall become a binding agreement between us on this 28th day of May, 1993.

                                                Very truly yours,

                                                M.S.D. & T. FUNDS, INC.



                                                By: /s/ Leslie B. Disharoon
                                                    -----------------------

                                                Title: President
                                                       ---------

Accepted:

MERCANTILE-SAFE DEPOSIT & TRUST COMPANY


By: [signature illegible]
    ---------------------

Title: _____________________

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                                   SCHEDULE A
                        TO THE ADMINISTRATION AGREEMENT
                BETWEEN MERCANTILE-SAFE DEPOSIT & TRUST COMPANY
                          AND M.S.D. & T. FUNDS, INC.
                               DATED MAY 28, 1993


NAME OF FUND
------------

Prime Money Market Fund

Government Money Market Fund

Tax-Exempt Money Market Fund

Value Equity Fund

Intermediate Fixed Income Fund

Maryland Tax-Exempt Bond Fund

Tax-Exempt Money Market Fund (Trust)

International Equity Fund

                                       M.S.D. & T. FUNDS, INC.


                                       By: /s/ Leslie B. Disharoon
                                           -----------------------

                                       Title: President
                                              --------------------

                                       Date: 5/28/93
                                             ---------------------


                                       MERCANTILE-SAFE DEPOSIT & TRUST COMPANY


                                       By: [signature illegible]

                                       Title:_____________________________

                                       Date:______________________________

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